Exhibit 99.1

                     Forward Air Corporation Reports Record
       Second Quarter 2005 Results; 13.3% Revenue Growth; 21.7% Operating
                     Margin; 42.3% Fully Diluted EPS Growth



    GREENEVILLE, Tenn.--(BUSINESS WIRE)--July 26, 2005--Forward Air Corporation (NASDAQ:FWRD) today reported record results for the second quarter ended June 30, 2005.
    Operating revenue for the quarter ended June 30, 2005 increased 13.3% to a record $77.5 million from $68.4 million for the same quarter in 2004. Income from operations was $16.8 million, compared with $13.4 million in the prior-year quarter, an increase of 25.4%. As a percent of operating revenue, income from operations expanded to 21.7% from 19.6% in 2004. Pre-tax income for the quarter increased to $19.0 million from $13.6 million in the previous period. Included in pre-tax income during 2005 is a $1.4 million ($0.9 million after-tax or $0.03 per diluted share) gain from the settlement of a lawsuit discussed below. Net income during the period increased 41.2% to $12.0 million from $8.5 million in the prior-year quarter. Diluted income per share from operations for the second quarter of 2005 was $0.37 compared with $0.26 in the prior-year quarter, an increase of 42.3%.
    Operating revenue for the six months ended June 30, 2005 increased 10.8% to $147.0 million from $132.7 million for the same period in 2004. Income from operations was $30.2 million, compared with $24.1 million in the prior-year period, an increase of 25.3%. As a percent of operating revenue, income from operations expanded to 20.5% for the first six months of 2005 from 18.2% in 2004. Pre-tax income for the period increased to $32.9 million from $24.5 million in the previous period. Pre-tax income during the first six months of 2005 includes a $1.4 million ($0.9 million after-tax or $0.03 per diluted share) gain from the settlement of a lawsuit discussed below. Net income during the period increased 34.6% to $20.6 million from $15.3 million in the prior-year period. Diluted income per share from operations for the first six months of 2005 was $0.63 compared with $0.47 in the prior-year period, an increase of 34.0%.
    Commenting on the Company's second quarter 2005 results, Bruce A. Campbell, President and CEO, said, "Congratulations to the Forward Air team for its efforts in these record results. We were encouraged by the positive trends we saw during the quarter and our team was able to successfully execute the acquisition of selected assets from the airport-to-airport operations of U.S. Xpress Enterprises, Inc. during the last month of the second quarter. We feel our sole focus of providing on-time, damage-free service to the time-definite freight market has positioned us well for continued success."
    Commenting further on the second quarter 2005 results, Andrew C. Clarke, Senior Vice President and CFO, said, "During the quarter, the Company was able to settle its lawsuit with the City of Atlanta regarding property the Company owned adjacent to the Hartsfield-Jackson Airport. As a result of the settlement, we recognized a pre-tax gain of $1.4 million ($0.9 million after-tax or $0.03 per diluted share), which is reflected in the results above. Regarding the acquisition of certain assets of U.S. Xpress, the Company recorded amortization expense of approximately $0.1 million during the second quarter and expects the ongoing quarterly impact to be approximately $0.3 million."

    Review of Financial Results

    Forward Air will hold a quarterly conference call to discuss second quarter 2005 results on Wednesday, July 27, 2005, at 9:00 a.m. EDT. The Company's conference call will be available online at www.forwardair.com or by dialing 800-841-9385. A replay of the conference call will be available at www.forwardair.com beginning shortly after the completion of the live call.

    About Forward Air

    Forward Air is a high-service-level contractor to the air cargo industry providing time-definite ground transportation services through a network of 80 terminals located on or near major airports in the United States and Canada. The Company provides these services as a cost-effective alternative to air transportation of cargo that must be delivered at a specific time but is relatively less time-sensitive than traditional air freight or when air transportation is not economical.


                        FORWARD AIR CORPORATION
              Condensed Statements of Income (Unaudited)
                 (In thousands, except per share data)

                           Three months ended      Six Months Ended
                           --------------------  ---------------------
                           6/30/05  6/30/04 (a)   6/30/05  6/30/04 (a)
                           --------------------  ---------------------
Operating revenue          $77,488    $ 68,410   $147,021    $132,713

Operating expenses:
 Purchased transportation   31,003      27,925     59,482      54,919
 Salaries, wages and
  employee benefits         16,367      15,110     31,819      29,783
 Operating leases            3,376       3,191      6,712       6,453
 Depreciation and
  amortization               1,969       1,696      3,822       3,395
 Insurance and claims        1,839       1,827      3,021       3,249
 Other operating expenses    6,143       5,257     11,993      10,776
                           --------------------  ---------------------
Total operating expenses    60,697      55,006    116,849     108,575
                           --------------------  ---------------------
Income from operations      16,791      13,404     30,172      24,138
Other income, net            2,191         208      2,708         371
                           -------------------------------------------
Pre-tax income              18,982      13,612     32,880      24,509
Income taxes                 7,028       5,104     12,233       9,194
                           --------------------  ---------------------
Net income                 $11,954    $  8,508   $ 20,647    $ 15,315
                           ====================  =====================

Income per share:
 Basic                     $  0.37    $   0.26   $   0.64    $   0.47
 Diluted                   $  0.37    $   0.26   $   0.63    $   0.47

Weighted average shares
 outstanding:
 Basic                      32,277      32,246     32,282      32,255
 Diluted                    32,621      32,697     32,674      32,669



                        FORWARD AIR CORPORATION
                 Condensed Consolidated Balance Sheets
                            (In thousands)

                                                6/30/05     12/31/04
                                              ------------ -----------
                                              (Unaudited)  Audited (b)
Assets:
 Cash and short-term investments              $   93,949    $ 111,678
 Other current assets                             48,102       47,744
 Property and equipment, net                      35,602       37,286
 Other assets                                     29,165       17,845
                                              ------------  ----------
Total assets                                  $  206,818    $ 214,553
                                              ============  ==========

Liabilities and Shareholders' Equity:
 Current liabilities                              25,854       25,657
 Long-term obligations                             7,467        7,893
 Shareholders' equity                            173,497      181,003
                                              ------------  ----------
Total liabilities and shareholders' equity    $  206,818    $ 214,553
                                              ============  ==========

(a) Income per share has been restated to give effect to a three-for-two stock split declared in February 2005.

(b) Taken from audited financial statements, which are not presented in their entirety.


    Important Information

    This press release contains "forward-looking statements," as defined in Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements other than historical information or statements of current condition and relate to future events or our future financial performance. Some forward-looking statements may be identified by use of such terms as "believes," "anticipates," "intends," "plans," "estimates," "projects" or "expects." Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The following is a list of factors, among others, that could cause actual results to differ materially from those contemplated by the forward-looking statements: economic factors such as recessions, inflation, higher interest rates and downturns in customer business cycles, our inability to maintain our historical growth rate because of a decreased volume of freight moving through our network or decreased average revenue per pound of freight moving through our network, increasing competition and pricing pressure, surplus inventories, loss of a major customer, the creditworthiness of our customers and their ability to pay for services rendered, our ability to secure terminal facilities in desirable locations at reasonable rates, the inability of our information systems to handle an increased volume of freight moving through our network, changes in fuel prices, claims for property damage, personal injuries or workers' compensation, employment matters including rising health care costs, enforcement of and changes in governmental regulations, environmental and tax matters, the handling of hazardous materials, the availability and compensation of qualified independent owner-operators and freight handlers needed to serve our transportation needs and our inability to successfully integrate acquisitions. As a result of the foregoing, no assurance can be given as to future financial condition, cash flows or results of operations. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.



    CONTACT: Forward Air Corporation
             Andrew C. Clarke, 423-636-7000
             aclarke@forwardair.com